Exhibit 99.1

FOR IMMEDIATE RELEASE

AR Capital Acquisition Corp. Announces Pricing of $240 Million Initial Public Offering of Units

NEW YORK, October 1, 2014 – AR Capital Acquisition Corp. (the “Company”) announced today that it priced its initial public offering of 24,000,000 units at an initial public offering price of $10.00 per unit.

AR Capital Acquisition Corp. was formed for the purpose of acquiring one or more businesses through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination. Its efforts in identifying a prospective target business will be focused on, but not limited to, the asset management sector. The Company’s sponsor is AR Capital, LLC, an investment management firm co-founded in 2007 by Nicholas S. Schorsch and William M. Kahane.

Each unit issued in the initial public offering will consist of one share of the Company’s common stock and one-half of one warrant. Each whole warrant will entitle the holder to purchase one share of the Company’s common stock at a price of $11.50 per share. The Company’s units are expected to begin trading on Thursday, October 2 on the NASDAQ Capital Market under the trading symbol “AUMAU.”

Citigroup is acting as sole book running manager for the offering. Ladenburg Thalmann, a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT:LTS), is acting as co-manager for the offering. The offering will only be made by means of a prospectus. Copies of the final prospectus may be obtained from Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, Telephone: (800) 831-9146.

A registration statement relating to these securities has been filed and declared effective by the Securities and Exchange Commission on October 1, 2014. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State or jurisdiction.

ABOUT AR Capital Acquisition Corp.

The Company is a newly organized blank check company formed for the purposes of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company has not selected any business combination target and has not, nor has anyone on its behalf, initiated any substantive discussions, directly or indirectly, with any business combination target.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Media Inquiries:	Investor Inquiries:

Anthony J. DeFazio	Andrew G. Backman	Nicholas Radesca
SVP of Public Relations	Managing Director	Chief Financial Officer
DDCworks	Investor Relations and Public Relations	AR Capital Acquisition Corp.
tdefazio@ddcworks.com	AR Capital Acquisition Corp.	nradesca@arlcap.com
(484) 342-3600	ABackman@rcscapital.com	(212) 415-6559
(917) 475-2135